Exhibit 10(d)6
                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is entered into by and between GULF POWER COMPANY (the "Company") and JOHN E. HODGES ("Consultant").

                               W I T N E S S E T H

         WHEREAS, the Southern Company ("Southern") and the Company conduct business in the electric utility industry;

         WHEREAS, Consultant has expertise with respect to this industry and about Southern and the Company; WHEREAS, Consultant and Company have entered into that certain Separation Agreement, dated [ ] , 2003 (the "Separation Agreement") pursuant to which Consultant has been provided a Release Agreement (the "Release");

         WHEREAS, the Company desires to retain certain consulting services of Consultant, and Consultant desires to provide such consulting services to Company in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1.Engagement as an Independent Contractor. Company hereby agrees to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.

2. Term.

         (a) The term of this Agreement shall be for two (2) years, commencing on the later of July 1, 2003 or the date on which the Release is effective and expiring on June 30, 2005 ("Term"), unless the Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 2(b), (c), or (d) below. Each twelve-month period, commencing on July 1, 2003 and each anniversary thereafter during the Term of this Agreement, shall be considered, for purposes of this Agreement, a "Contract Year."

         (b) Notwithstanding Paragraph 2(a), either party may terminate this Agreement at any time by providing a thirty (30) day written notice of intent to terminate. If Company terminates this Agreement pursuant to this Paragraph 2(b), Consultant shall be entitled to keep the Retainer Fees under Paragraph 5 hereof which have already been paid to Consultant, and Company shall have no further obligation to pay any unpaid Retainer Fees under this Agreement to Consultant. If Consultant terminates this Agreement pursuant to this Paragraph 2(b), Consultant shall be entitled only to his Pro Rata Compensation (as defined below) through the date of the termination of this Agreement and Consultant shall return to the Company the amount of any paid, but unearned, Retainer Fee. For purposes of the preceding sentence and Paragraph 2(c), "Pro Rata Compensation" shall mean the sum of (i) any Retainer Fees paid to Consultant for Contract Years prior to the Contract Year in which the termination occurs, and
(ii) the Retainer Fee set forth in Paragraph 5 for the Contract Year in which the termination occurs multiplied by a fraction, the numerator of which is the number of whole months which have expired within such Contract Year plus the month in which termination occurs if at least 15 days of such month have elapsed and the denominator of which is 12.

         (c) Notwithstanding Paragraphs 2(a) and (b), Company may immediately terminate the Agreement at any time for Cause (as defined below). In this case, Consultant shall be entitled only to his Pro Rata Compensation (as defined in Paragraph 2(b)) through the date of the termination of this Agreement, and Consultant shall return to the Company the amount of any paid, but unearned, Retainer Fee. The Company shall have no further obligations with respect to the payment of any compensation under this Agreement after Consultant's termination except as provided in this Paragraph 2. "Cause" or "Termination for Cause" shall include the following conditions:

                  1.Failure to Discharge Duties. Consultant willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by Company without reasonable excuse;

                  2.Breach. Consultant shall have committed any material breach or repeated or continued (after written warning) any breach of his obligations hereunder;

                  3.Gross Misconduct. The Consultant is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct:

                           (i) Any act involving fraud or dishonesty or breach
                  of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

                           (ii) The carrying out of any activity or the making
                  of any statement which would prejudice and/or reduce the good name and standing of Company, Southern or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these companies are located;

                           (iii) Attendance at work in a state of intoxication
                  or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

                           (iv) Assault or other act of violence against any
                  employee of Company or other person during the course of his engagement; or

                           (v) Conviction of any felony or misdemeanor involving
                  moral turpitude.

         (d) If Consultant dies during the Term of this Agreement, the Agreement shall terminate and Company shall have no further obligation to pay any unpaid Retainer Fees under this Agreement to Consultant or his estate.

         3.Duties. Consultant shall manage, perform, and provide professional consulting services and advice ("Consulting Services") as Company may request in writing from time to time. Consultant shall be available to provide Consulting Services for the Company which, without limiting the foregoing, shall include providing assistance to his successor in the form of historical context and institutional knowledge regarding matters in which the Consultant was involved while employed by Company. Consultant shall specifically be available to provide such Consulting Services during the legislative session of the State of Florida. Consultant must obtain prior written approval from the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Consultant shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with Company's Code of Ethics.

Additionally, during the Term of this Agreement, Consultant agrees to promote the best interests of Company and to take no actions that in any way damage the public image or reputation of Company or its affiliates or to knowingly assist, in any way, a competitor of Company.

         4. Consultant as an Independent Contractor.

         (a) The parties acknowledge and intend that the relationship of Consultant, and its agents, employees and subcontractors, to Company under this Agreement shall be that of independent contractors. In performing its duties under this Agreement, Consultant shall cause the services required to be completed according to its own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of its work. Consultant shall determine its own working hours and schedule for its agents, employees and subcontractors and shall not be subject to Company's personnel policies and procedures except for Company's Code of Ethics.

         Consultant shall be entirely and solely responsible for its actions or in-actions and the actions or in-actions of its agents, employees or subcontractors, if any, while performing services hereunder. Consultant agrees that neither it nor any of its agents, employees or subcontractors shall, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between Company and Consultant, its agents and employees, or between Company and any subcontractor or its agents and employees, and neither Consultant nor its agents, employees or subcontractors are granted nor shall they represent that they are granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf of, or in the name of, Company, to incur debts for Company or to bind Company in any manner whatsoever.

         Additionally, Consultant hereby waives and relinquishes any right of subrogation it might have against Company under the provisions of the Workers' Compensation Act of Florida on account of any injury to its employees or employees of its subcontractors, if any, caused in whole or in part by any negligence of Company. Consultant further agrees that it will require its Workers' Compensation insurer, if any, to likewise waive and relinquish such subrogation rights and furnish evidence of such waiver to Company.

         (b) Consultant agrees that neither its agents, employees or subcontractors nor the agents or employees of its subcontractors shall be eligible to participate in any employee benefit plan sponsored by Company or its affiliates, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

         5. Compensation.

         (a) As soon as administratively feasible after July 1, 2003 and the effectiveness of the Release and on July 1, 2004, the Company shall pay to Consultant an annual retainer fee equal to Twenty-Five Thousand Dollars and No Cents ($25,000.00) ("Retainer Fee"), as consideration for the Consulting Services to be provided by Consultant each Contract Year during the Term of this Agreement pursuant to Paragraph 3 hereof. Consultant shall be reimbursed by the Company for reasonable expenses incurred while conducting work as a consultant under this Agreement which are approved by the Company in advance upon remittance of the same to Company.

         (b) Consultant hereby recognizes, covenants and agrees that, except as specifically set forth to the contrary in this Agreement, Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant, its agents, employees and all subcontractors at any time and for any reason as a result of this Agreement or the performance of services by Consultant including, but not limited to, withholding taxes, social security taxes, unemployment taxes, sales/use taxes and workers' compensation insurance premiums.

         6.Business Protection Provision Definitions. For purposes of Paragraphs 6, 7 and 8, the following terms shall have the following meanings:

         (a) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, Southern or their respective affiliates (collectively, "Southern Entities"), other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Consultant, its agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Florida Public Service Commission or other Entities.

         (b) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Consultant agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (c) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Consultant for the Company or any of the Southern Entities or their clients or Customers or by using any Southern Entity's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (d) "Competitive Position" shall mean any employment or independent contractor arrangement with any Customer whereby Consultant will serve such Customer in the same or substantially similar capacity as that which it performs for Company or any other Southern Entity pursuant to the terms of this Agreement.

         (e) "Customer" shall have the meaning ascribed by Section 8 hereof.

         (f) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         7. Nondisclosure: Ownership of Proprietary Property.

         (a) Nondisclosure. In recognition of the need of Company to protect its legitimate business interests, Consultant hereby covenants and agrees that Consultant, its agents, employees and subcontractors shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a "trade secret" under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

         (b) Allowed Disclosures. Notwithstanding Paragraph 7(a) hereof, Consultant may disclose Confidential Information and Trade Secrets to those of its agents, employees and subcontractors who need to know such particular Trade Secrets or Confidential Information in order for Consultant to perform its obligations under this Agreement. Consultant shall require each and every person to whom it discloses any Trade Secrets or Confidential Information to execute confidentiality agreements in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with the restrictions contained in such confidentiality agreements. Consultant shall remain responsible for every person to whom it provides Trade Secrets or Confidential Information.

         (c) Notification of Unauthorized Disclosure. Consultant shall exercise its best efforts and shall cause its agents, employees and subcontractors to exercise their best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or any of the Southern Entities known by, disclosed or made available to Consultant, whether in connection with this Agreement or any other past or present relationship with Company or any of the Southern Entities. Consultant shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities' rights to or in any Work Product, Trade Secrets or Confidential Information.

         (d) Ownership. All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended), and Consultant hereby unconditionally and irrevocably transfers and assigns and shall cause its agents, employees and subcontractors to unconditionally and irrevocably transfer and assign to Company all rights, title and interest Consultant or such persons currently have or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Consultant agrees to execute and deliver and to cause its agents, employees and subcontractors to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in Company.

         (e) Return of Materials. Immediately upon termination of the Agreement, or at any point prior to or after that time upon the specific request of Company, Consultant shall return and shall cause its agents, employees and subcontractors to return to Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Consultant's or such persons' possession or control. The confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

         (f) Public Statements and Press Releases. Company shall issue all public statements concerning the work hereunder. Neither Consultant nor its agents, employees or subcontractors shall issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or any of the other Southern Entities without the prior written consent of the Company.

         8. Non-Interference with Employees, Customers and Business.

         (a) Consultant covenants and agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, it shall not, nor shall its agents, employees or subcontractors either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity: (i) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Company or any other Southern Entity whom Consultant, its agents, employees or subcontractors, has solicited, provided service to or otherwise had significant contact with while providing services to Company or any other Southern Entity pursuant to this Agreement (hereinafter "Customer"); (ii) refer, recommend or otherwise suggest to any Customer the services of any Entity other than Company or any other Southern Entity with respect to those types of services which the Southern Entities are regularly in the business of providing; (iii) refer, recommend or otherwise suggest to any Entity to provide or seek to provide services to any Customer with respect to those types of services which the Southern Entities are in the business of providing; (iv) seek or accept a Competitive Position with a Customer. In addition, Consultant covenants and agrees that during the Term of this Agreement and for a period of three (3) years thereafter, it shall not, nor shall its agents, employees or subcontractors either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity solicit, divert or appropriate or attempt to solicit, divert or appropriate any employee or other contractor of Company or any other Southern Entity. Consultant agrees to require each of its agents, employees or subcontractors who will perform services pursuant to this agreement for a Customer to execute a non-interference with employees, customers and business agreement in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with such agreement.

         (b) Consultant covenants and agrees that for a period of two (2) years following the expiration or termination of this Agreement within the States of Georgia, Alabama, Mississippi and Florida, it shall not obtain or work in any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement or position with any person or Entity engaged wholly or in material part in the business that the Company is engaged in whereby the Consultant is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Consultant participated in or directed for the Company, the Southern Company or any of their respective affiliates during the Term of this Agreement.

         (c) Consultant and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Consultant's skills are such that it could easily find alternative, commensurate work in its field which would not violate any of the provisions of this Agreement.

         9.Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant, its agents, employees or subcontractors except as otherwise authorized by the Company in writing, or any other violation of Paragraphs 6, 7 and 8 would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and the other Southern Entities that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provision of Paragraphs 6, 7 and 8, Company and any other Southern Entity shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant's breach), cumulative of and in addition to any other rights or remedies to which Company and the other Southern Entities may be entitled by this Agreement, at law or in equity.

         10. Laws, Regulations and Public Ordinances. Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing its work hereunder and shall indemnify, defend and hold Company and Southern harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant's failure to do so.

         11. Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

          If to Consultant:                            If to Company:

          John E. Hodges                               Susan Story
          7439 San Ramon Drive                         Gulf Power Company
          Milton, FL  32583                            One Energy Place
                                                       Pensacola, FL  32520

         12. Indemnification. Consultant shall and does hereby expressly agree to indemnify and hold harmless the Company, its officers, directors, shareholders, employees, parent and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys' fees), losses, damages, or claims of whatever nature arising out of or related to any acts or omissions of Consultant, its agents, employees or subcontractors, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment. Consultant further agrees to defend any and all such actions in any court or in arbitration.

         13. Waiver of Breach. The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

         14. Assignment by Consultant. Consultant may not assign, transfer or subcontract any of its rights or obligations under this Agreement to any party without the prior written consent of the Company. Consultant's obligations under this Agreement shall be binding on Consultant's successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.

         15. Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18 and 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without giving effect to conflicts of law provisions.

         17. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Consultant acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in Paragraphs 6, 7, and 8, shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by Company of said covenants and agreements.

         18. Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

         19. Entire Agreement. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of ________________, 2003.

"COMPANY"                                        "CONSULTANT"
GULF POWER COMPANY                               JOHN E. HODGES


By:______________________________________         _____________________________

Its:_____________________________________         Witnessed By:________________